EXHIBIT (2-1)





                            SHARE PURCHASE AGREEMENT



                                     BETWEEN



                     Unilabs Management Co. Ltd., Gibraltar

                                    as Seller



                                       AND



                               Unilabs SA, Geneva

                                  as Guarantor



                                       AND



             EIBA "Eidgenossische Bank" Beteiligungs- und Finanzge-
                               sellschaft, Zurich

                                  as Purchaser



                   Relating to 5% of the Shares in Unilabs SA



                                Lenz & Staehelin
                                     Zurich

This Share Purchase Agreement was entered into on January 17, 1997 between the following parties:

1.       Unilabs Management Co. Ltd., Gibraltar

         (hereinafter referred to as "Seller")


2.       Unilabs SA, Place Cornavin 12, 1211 Geneva 11

         (hereinafter referred to as the "Company")

                                                              of the first part

                                       and

3. "EIBA Eidgenossische Bank" Beteiligungs - und Finanzge-sellschaft, Bleicherweg 30, 8021 Zurich

         (hereinafter referred to as "Purchaser")

                                                              of the other part


Introduction
The Seller is a wholly-owned subsidiary of the Company currently holding 10% of the Company's issued and outstanding share capital.

The Company intends to do an initial public offering ("IPO") by listing its shares on the Swiss Stock Exchange. For purposes of preparing the IPO, the Company is restructuring its debt and equity financings and the Purchaser is prepared to buy an equity interest in the Company.

Based on the foregoing, the Parties agree as follows:

1.       Sale and Purchase of Shares

         The Seller agrees to sell to the Purchaser and the Purchaser agrees to buy from the Seller 800 bearer shares of the Company with a nominal value of Sfrs. 500.-- each, representing 5% of the total of the issued and outstanding share capital of the Company (hereinafter referred to as the "Shares").

2.       Purchase Price

         The purchase price for the Shares shall be Sfrs. [Confidential Portion] in the aggregate (the "Purchase Price"). The Purchase Price shall be payable at the Closing (as defined under Section 3.1 below) by wire transfer to the account to be designated by the Seller and against delivery of the Shares.

3.       Closing

3.1      Closing Date of Transaction

         The sale and purchase of the Shares shall be consummated at the offices of Union Bank of Switzerland or at such other place as the Parties may agree, no later than 10 days after the conditions precedent set forth in Section 3.2 below have been met.

3.2      Conditions Precedent

         The sale and purchase of the Shares contemplated herein shall be subject to the following conditions being met on or before January 31, 1997:

         a)       Due Diligence:  The Purchaser has conducted a due
                  -------------
                  diligence audit of the business of the Company prior to the Closing. The results of such due diligence audit shall be satisfactory to the Purchaser. In particular, such due diligence audit shall not reveal any material problems regarding the Company's subsidiaries in the United Kingdom. Furthermore, the Company's new auditors, ATAG Ernest & Young, shall have confirmed to the Purchaser in writing that the Company's investments in the subsidiaries in Spain and Italy do not need to be written down and that any write-offs that may be necessary with respect to the Company's investments in its subsidiaries in the United Kingdom will not exceed the amount of Sfrs. 33,3 million.

         b) Group Restructuring: The Purchaser shall have obtained a legal opinion regarding the valid legal transfer of the following companies from UniHolding Corporation, Delaware, to the Company:

                  -        United Laboratories Espana SA (93%)
                  -        Istituto Medico Torino S.p.A. (100%)
                  -        Medil Srl (50%)

                  In addition,  the Purchaser  shall have obtained a tax opinion
                  regarding   the  tax   consequences   of  such   transfer  the
                  conclusions of which shall be satisfactory to the Purchaser.

         c) Credit Facility Agreement: Delivery of executed credit facility agreement between the Company and Union Bank of Switzerland relating to a term loan of Sfrs. 12.5 million.

         d)       Shareholders Agreement:    Execution and delivery of a
                  shareholders agreement (the "Shareholders Agreement") between Unilabs Group Ltd. and the Purchaser at terms satisfactory to the Purchaser.

         e)       Board Approval:            Approval of the purchase of the

                  Shares by the board of directors of the Purchaser.

         f) Election of Board Member: Resolution of Unilabs Group Ltd. as majority shareholder of the Company electing a representative of the Purchaser to the Company's board of directors.

4.       Representations and Warranties of Seller and Company

         Each of the Seller and the Company hereby represents and warrants to the Purchaser, such representations and warranties to be true as of the signing of this Agreement and at Closing, the following:

         a)       Legal Existence:                   The Company and each of its
                  ---------------
                  subsidiaries listed in Exhibit 1 (the "Subsidiaries") is
                                         ---------
                  a corporation duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated, capable of being sued in its own right. The Company has the power to own its property and assets and the authority to carry on its business as currently conducted.

         b)       Ownership Structure:  The Company has a share capital of
                  Sfrs. 8,000,000.--, divided into 16,000 shares with a
                  nominal value of Sfrs. 500.-- each. No further capital, non-voting stock, convertible securities or similar rights in the Company have been or will by the Closing be created or issued or agreed to be issued. The Shares have been validly issued and fully paid-up. Notwithstanding the foregoing, a restructuring of the Company's share capital is currently contemplated in view of the IPO. A proposal for the Company's new dual capital structure is shown in Exhibit 1a.


         c) Ownership. The Seller is the sole legal and beneficial owner of the Shares, free and clear of all liens, encumbrances, options, charges and other claims arising from any privilege, pledge or security arrangement. The Seller has full right and capacity to transfer and sell the Shares.

                  Upon delivery of the Shares, the Purchaser will receive good and valid title to the Shares, free and clear of all liens, encumbrances or other rights of third parties.

         d) Annual Accounts: The latest annual accounts and consolidated annual accounts as per May 31, 1996 of the Company and of each Subsidiary (as delivered to the Purchaser in the course of the financial due diligence audit) fairly represent the financial situation of the Company (consolidated and non-consolidated) and of the Subsidiaries as per the balance sheet date and have been prepared in compliance with generally accepted accounting principles as applied in the United States (US GAAP) or in the country where the relevant Subsidiary is incorporated.

         e)       Assets:  Except as disclosed in Exhibit 2, the Company
                  ------                          ---------
                  and each of the Subsidiaries owns all real property, personal property and other assets, tangible and intangible, reflected in the latest annual balance sheet of the Company or the relevant Subsidiary, free and clear of all liens, charges, security interest and other encumbrances. There are no assets which are used in the conduct of the business of the Company or any of its Subsidiaries which are not reflected in the latest annual balance sheet of the Company or the relevant Subsidiary.

         f) Accounts Receivable: The accounts receivable reflected in the latest annual accounts of the Company and of each Subsidiary are fully collectible within 90 days and, to the extent they are not fully collectible, whether or not within a period of 90 days, the Company or the relevant Subsidiary has created provisions sufficient to cover any shortfall.

         g) No Undisclosed Liabilities: None of the Company and the Subsidiaries have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise),
                  which are not  fully  reflected  or  reserved  against  in the
                  latest  annual   accounts  of  the  Company  or  the  relevant
                  Subsidiary.

         h) Books and Records: The Company and each Subsidiary is in possession and has accurately kept all accounts, books, letters, financial and other records as required by applicable law.

         i) Taxes: The Company and each Subsidiary has timely filed all tax returns for income tax, withholding taxes, stamp taxes, sales taxes, social security taxes and all other taxes of every kind whatsoever required by law to be filed and all such tax returns are complete and accurate.

                  The Company and each Subsidiary has paid all taxes which have become due and there is no further liability for any taxes and no interests or penalties accrued or accruing with respect thereto which would exceed the provisions created in the last balance sheet of the Company or the relevant Subsidiary specifically for such liabilities, interests or penalties.

         j)       No Material Adverse Change:  Except as disclosed in
                  Exhibit 5, attached hereto, since the last balance sheet date of May 31, 1996, the financial situation (consolidated and non-consolidated) of the Company or its business has not been affected by any material adverse change.

         k) Permits and Authorizations: The Company and each Subsidiary has all the permits and authorizations which are necessary to carry on its business and neither the execution of this Agreement nor the consummation of the transaction contemplated herein will affect the effectiveness of such permits and authorizations.

         l)       Compliance with Applicable Laws:  In conducting its
                  -------------------------------
                  business  as  currently   conducted,   the  Company  and  each
                  Subsidiary is in compliance with all applicable laws, statutes, orders, rules and regulations of any governmental authority. Without limiting the generality of the foregoing, the Company and each Subsidiary is in compliance with all environmental laws, regulations, orders and decrees applicable to it.

         m) Insurance: The insurance policies of the Company and of each Subsidiary adequately cover the risks associated with the business of the Company and the relevant Subsidiary.

         n)       Intellectual Property Rights:  The Company and each
                  Subsidiary owns all the knowhow, patents, trademarks, copyrights and other intellectual property rights, if any, which are necessary for or used in the conduct of its business as it is now being conducted or has adequate license to such rights. None of such patents, trademarks, copyrights or other intellectual property rights violate the rights of any third party.

         o) Information Technology: The Company and each subsidiary has the rights to the information technology necessary to conduct the business as currently conducted and such rights will continue to be effective at least until December 31, 1998. Exhibit 4 contains a complete list of information technology rights (licenses, source codes, etc.) currently used by the Company and the Subsidiaries.

         p)       No Litigation:  No litigation, arbitration,
                  -------------
                  administrative proceedings (including tax proceedings) or governmental or regulatory investigations are pending or, to the best of the Company's or Seller's knowledge, threatened against the Company or any Subsidiary and there are no judgments or decisions which could jeopardize the conclusion, performance or enforceability of this Agreement or which could otherwise adversely affect this Agreement.

         q) Group Structure: The group structure shown in Exhibit 1 is complete and accurate; except with resect to vivagen diagnostics AG and SQ-Lab Aerztelabor AG, the share capital of each group company is fully paid-in.

         r) Intercompany Dealings: Except as disclosed to the Purchaser in Exhibit 5, all intercompany dealings between companies of the group shown in Exhibit 1 or between group companies and related parties have been made at market conditions (arm's length).

         s)       Full Disclosure:  The information and material provided
                  ---------------
                  by the Company to the Purchaser for purposes of the due diligence audit (legal, financial and business) is complete and accurate in every material respect and no information has been withheld from the Purchaser which would have affected its decision to enter into this Agreement. Without limiting the generality of the foregoing, there are no oral or written agreements that have not been disclosed to the Purchaser and which could affect the present or future ownership structure of the Company.

5.       Covenant

         Each of the Seller and the company hereby covenants that any agreements concluded with KK Trust AG or any other equity investor involving a put option of the equity investor with respect to the shares of the Company, or any contractual provisions equivalent to a put option, have to adequately protect the rights of the Purchaser under the Shareholders Agreement. Without limiting the generality of the foregoing, any put option or other preferential sales rights of KK Trust AG or any other equity investor are to be subordinated in all respects to the put option granted to the Purchaser under the Shareholders Agreement.

6.       Remedies

6.1      Term of Representations and Warranties

         The representations and warranties set forth in Section 4 of this Agreement shall continue to be in effect until December 31, 1997. Notice of claims may be given by the Purchaser in writing until and including December 31, 1997.

         The Purchaser is not bound by any examination or notice requirements otherwise applicable under Swiss law, except that upon discovery of a claim notice shall be given by the Purchaser to the Seller as soon as reasonably practicable, subject to the overall limitation provided for in the preceding paragraph.

6.2      Remedies

         In case of a breach of a representation and warranty or covenant by the Seller or the Company, the Seller and the

         Company shall be jointly and severally liable to indemnify the Purchaser against all losses suffered by the Purchaser as a result of any such misrepresentations or breach of warranty or covenant. In case of a breach of representations and warranties, the losses are calculated based on the difference between the actual net asset value of the Company, on a consolidated basis, and the consolidated net asset value of the Company had the relevant representation and warranty been accurate. With respect to a breach of covenant, the losses are calculated based on the actual damage incurred by the Purchaser as a result of such breach.

         In addition, if the indemnity claim made by the Purchaser in accordance with the preceding paragraph exceeds an amount of Sfrs. 2 million, the Purchaser shall have the right at any time during the term of the representations and warranties pursuant to Section 6.1 above to exercise its put option pursuant to Section 6.2 of the Shareholders Agreement. Notwithstanding the exercise of the put option by the Purchaser, the Purchaser shall be entitled to claim losses and damages as a result of a misrepresentation or breach of warranty or covenant.

6.3      Limitation

         No claims may be raised by the Purchaser under Section 4 of this Agreement, unless such claims in each single case of breach of warranty exceed Sfrs. 50'000.-- and, in the aggregate, reach an amount of Sfrs. 100'000.--. For the avoidance of doubt, if the claim of the Purchaser exceeds in the aggregate Sfrs. 100'000.--, the Purchaser is entitled to claim from the Seller and or the Company the entire amount and not only the amount in excess of Sfrs. 100'000.--.

7.       Joint and Several Liability

         The Company agrees to be jointly and severally liable to the Purchaser for the performance of any and all obligations of the Seller under this Agreement.

8.       Miscellaneous

8.1      Costs and Expenses

         All reasonable costs and expenses incurred by the Purchaser in connection with the preparation, negotiation, execution and performance of this Agreement shall be borne by the Seller, including legal fees. The Seller and the Company shall bear their own costs and expenses.

8.2      Arranging Fee

         EIBA shall be entitled to an arranging fee of 1.75% of the Purchase Price. Provided the Company enters into a credit facility agreement with Union Bank of Switzerland, EIBA's arranging fee will be paid-out of, and will be an integral part of, the arranging fee payable to Union Bank of Switzerland in accordance with the terms of the credit facility agreement.
8.3      Taxes

         Any taxes or other charges which become due in connection with the execution or performance of this Agreement, such as securities transfer tax, shall be shared equally between the Seller and the Purchaser.

8.4      Notices

         Communications under this Agreement shall be made in writing by letter, telex or telefax and addressed as follows:

         if to the Purchaser:

         EIBA "Eidgenossische Bank"
         Beteiligungs- und Finanzgesellschaft
         Mr. Daniel Furtwangler
         Bleicherweg 30
         8021 Zurich
         Tel.:  +41-1-281 10 81
         Fax :  +41-1-281 10 87

         if to the Seller or the company:

         Unilabs SA
         Mr. Eric Wavre
         12, place Cornavin
         1201 Geneva
         Tel.:  +41-22-909-7777
         Fax :  +41-22-909-7707

8.5      Entire Agreement

         This Agreement embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and there have been and are no agreements or warranties between the parties other than those set forth or provided for herein. This Agreement may be amended only in writing through an instrument signed by all the parties hereto.

8.6      Confidentiality

         The parties shall keep the terms of this Agreement confidential and shall not disclose it to any third parties, except that the Purchaser may disclose this Agreement to Union Bank of Switzerland.

8.7      Governing Law and Jurisdiction

         This Agreement shall be governed by Swiss law. Disputes arising out of or in connection with this Agreement shall be submitted to the jurisdiction of the ordinary courts of the Canton of Zurich, venue being Zurich. The Purchaser reserves the right to take legal action against the Seller or the Company at their respective registered offices or at any other competent lace of jurisdiction.

Place and Date:  Zurich, 17-1-97

Unilabs SA                     Unilabs Management Co. Ltd.


EIBA "Eidgenossische Bank"
Beteiligungs- und Finanzgesellschaft



                                LIST OF EXHIBITS:



Exhibit                    1:   Ownership   Structure  of  Unilabs  SA  and  its
                           operating subsidiaries (Section 4 (a) )
                                                                             UL


Exhibit 1a:                Proposal for Capital Restructuring of Unilabs SA
                           (Section 4(b) )
                                                                             UL


Exhibit 2: List of assets not owned by the company or by its subsidiaries or assets which are not free and clear of liens, charges, security interests and other encumbrances (section 4 (e) )
                                                                              UL


Exhibit 3: List of material adverse changes since the last balance sheet date of May 31, 1996 (Section 4 (j))
                                                                             UL


Exhibit 4: List of information technology rights currently used by Unilabs SA and its subsidiaries (Section 4
                           (o) )
                                                                             UL


Exhibit 5: List of all intercompany transactions and of transactions between Group companies and related parties (Section 4 (r) )
                                                                             UL


UL:      Unilabs
L&S:     Lenz & Staehelin